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                                                                      Exhibit 18



Board of Directors
National Steel Corporation
Mishawaka, Indiana

As discussed in Note 2 of the Notes to Consolidated Financial Statements of National Steel Corporation and subsidiaries, included in its Form 10-Q for the quarter ended September 30, 1997, the Company changed the measurement date used in accounting for pensions and for postretirement benefits other than pensions from December 31 to September 30. This change, which was made in the third quarter of 1996, was not accounted for as a change in accounting method at that time. The financial statements for the three-month and nine-month periods ended September 30, 1996, included in the September 30, 1997 Form 10-Q, have been restated to reflect this change as a change in accounting method.

Management has advised us that it believes the change is to a preferable method in the Company's circumstances because the earlier measurement date results in more accurate year-end disclosures pertaining to the plans and more accurate estimates of expense for interim financial reporting and because the change enhances comparability with other major United States integrated steel companies.

There are no authoritative criteria for determining a "preferable" measurement date based on the particular circumstances. However, we conclude that the change in the method of accounting for pensions and for postretirement benefits other than pensions by the use of an earlier measurement date (that is, September 30) is a change to an acceptable alternative method which, based on management's business judgment to make this change for the reasons cited above, is preferable in the Company's circumstances. We have not conducted an audit in accordance with generally accepted auditing standards of any financial statements of the Company as of any date or for any period subsequent to December 31, 1996, and therefore we do not express any opinion on any financial statements the Company subsequent to that date.



                                                       Ernst & Young LLP

Fort Wayne, Indiana
November 14, 1997